UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2009

Embarq Corporation

(Exact name of registrant as specified in charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5454 W. 110th Street, Overland Park, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

(913) 323-4637

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

2007 Long-Term Incentive Program Performance Adjustment

On June 26, 2009, a subcommittee of the Compensation Committee (the “Subcommittee”) of the Board of Directors of Embarq Corporation (“Embarq” or the “Company”) approved a performance adjustment for the tranche of restricted stock units (“RSUs”) originally granted on February 22, 2007 under the Company’s 2006 Equity Incentive Plan (“the 2006 Plan”) and scheduled to vest on February 22, 2010 as part of the Company’s 2007 Long-Term Incentive program (the “2007 LTI program”). The 2007 LTI program provides that the number of RSUs granted in this tranche could be increased to up to 200% or decreased to 0% of the initial grant based upon the weighted achievement of performance objectives related to the Company’s total shareholder return relative to the S&P 500 Index (50% weighting), and return on invested capital (50% weighting), as adjusted for certain items, measured over a three-year period ending December 31, 2009. The performance adjustment will be applied in accordance with the terms of the Agreement and Plan of Merger, dated as of October 26, 2008 between the Company, CenturyTel, Inc. (“CenturyTel”) and Cajun Acquisition Company (the “Merger Agreement”) to determine the number of time-vested CenturyTel RSUs that will be received by holders of Embarq RSUs under the 2007 LTI program upon the completion of the merger.

The Subcommittee determined that the achievement of the performance metrics under the 2007 LTI program resulted in a performance adjustment percentage of 200% for the period up to the date of the closing of the merger (the “Closing Date”), as provided in the Merger Agreement. That performance adjustment percentage will be multiplied by the pro rated number of nominal shares underlying the Embarq RSUs for such period. As required by the Merger Agreement, performance for the period beginning on the Closing Date through the end of the performance period will be deemed to have been achieved at the target performance level.

2008 Long-Term Incentive Program Performance Adjustment

On June 26, 2009, the Subcommittee also approved an adjustment for the RSUs originally granted on March 2, 2008 under the 2006 Plan and scheduled to vest on March 2, 2011 as part of the Company’s 2008 Long-Term Incentive program (the “2008 LTI program”). The 2008 LTI program provides that the number of RSUs granted could be increased to up to 200% or decreased to 0% of the initial grant based upon the weighted achievement of performance objectives related to the Company’s total shareholder return relative to the S&P 500 Index (50% weighting), and economic value added (50% weighting), as adjusted for certain items, measured over a three-year period ending December 31, 2010. The performance adjustment will be applied in accordance with the terms of the Merger Agreement to determine the number of time-vested CenturyTel RSUs that will be received by holders of Embarq RSUs under the 2008 LTI program upon completion of the merger.

The Subcommittee determined that the achievement of the performance metrics under the 2008 LTI program resulted in a performance adjustment percentage of 138% for the period up to the Closing Date, as provided in the Merger Agreement. That performance adjustment percentage will be multiplied by the pro rated number of nominal shares underlying the Embarq RSUs for such period. As required by the Merger Agreement, performance for the period beginning on the Closing Date through the end of the performance period will be deemed to have been achieved at the target performance level.

Non-Employee Director Award Agreement Amendment

Embarq’s Non-Employee Director Compensation Program provides for the grant of RSUs upon initial election of each non-employee director. The terms of the initial grant provide for settlement of the RSUs on the date of the third regular annual stockholders’ meeting following the grant date. The terms of the award also provide that the RSUs would settle on a pro-rata basis in the event of a change in control as set forth in the form of Director Award Agreement, a form of which is filed as Exhibit 10.3 to the Company’s Form 8-K filed on August 1, 2006.

Richard A. Gephardt, a non-employee director of the Company, was appointed to the Board of Directors on June 22, 2007 and his initial RSU award was made on August 3, 2007. Mr. Gephardt is expected to serve on the Board of Directors of CenturyTel following the completion of the merger between Embarq and CenturyTel. In light of this expected service, on June 26, 2009, the Subcommittee determined to modify the terms of Mr. Gephardt’s initial grant to provide that the merger with CenturyTel would not accelerate settlement of the RSUs on a pro-rata basis and provide for a fixed vesting date of April 30, 2010.

Amendment to Employment Agreement with Thomas McEvoy

Embarq, Thomas J. McEvoy and CenturyTel have entered into an amendment (the “Amendment”) dated as of June 26, 2009 to the Employment Agreement dated December 9, 1997 between Embarq and Mr. McEvoy, as amended as of December 23, 2008 (the “Employment Agreement”). Under the Employment Agreement and the Amendment, the expected change in Mr. McEvoy’s total compensation following the completion of the merger with CenturyTel will constitute a Constructive Discharge (as defined in the Employment Agreement). The Amendment provides that Mr. McEvoy shall have the right to provide the required 60-day notice of termination of employment for Constructive Discharge until a date of Mr. McEvoy’s choosing between the Closing Date and the first anniversary of the Closing Date, at which time Mr. McEvoy would be entitled to the severance benefits provided by the Employment Agreement, except that severance benefits will be calculated in accordance with his compensation on the Closing Date rather than the date of notice of Constructive Discharge. A copy of the Amendment to Mr. McEvoy’s Employment Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Amendment to Thomas J. McEvoy Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2009

EMBARQ CORPORATION

By:	/s/ Claudia S. Toussaint
Name:	Claudia S. Toussaint
Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Amendment to Thomas J. McEvoy Employment Agreement